Exhibit 99.1

Company Contacts:	Investor Contact:
Angela Cincotta	Sharon Merrill Associates
(978) 656-3594	(617) 542-5300
acincotta@trcsolutions.com	trr@investorrelations.com
Catherine Stanley

(978) 656-3538

cstanley@trcsolutions.com

TRC Names Robert Petersen Chief Operating Officer

LOWELL, MASS. — August 11, 2010 — TRC Companies, Inc. (NYSE: TRR) today announced that Robert C. Petersen has been named Chief Operating Officer (COO) of the Company. In this position, Mr. Petersen will be responsible for overseeing the operating performance of each of the Company’s business sectors. Since joining TRC in 2006, he has held a number of key senior executive positions at the Company including East Region Business Director and Sector Director for both the Environmental and Infrastructure business units.

“I am pleased to announce the promotion of Robert Petersen to COO,” said Chris Vincze, Chairman and Chief Executive Officer. “Bob has clearly demonstrated his ability to provide the leadership necessary to effect change and support the various missions TRC has initiated to date. Bob’s appointment as COO will help TRC continue to refine best practices across all areas of the business, striving for TRC’s primary objectives of performance excellence and profitable growth.”

Mr. Petersen’s experience in the environmental and related industries spans over 40 years and covers the chemical manufacturing, waste management and consulting and engineering services aspects of those industries. He has served in a number of operations roles as well as senior executive positions. Prior to joining TRC, he was CEO and a Director of ENSR International, now part of AECOM, where he led that company’s successful turnaround and established its International business.

Mr. Petersen holds a Bachelor’s degree in Chemical Engineering from Tufts University and a Master’s degree in Engineering Management from Northeastern University.

TRC

650 Suffolk Street  •  Lowell, Massachusetts 01854

Telephone 978-970-5600  •  Fax 949-453-1995

About TRC

A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering consulting and construction management firm that provides integrated services to the energy, environmental, and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information, visit TRC’s website at www.TRCsolutions.com.